Exhibit (h)(1)(iv)

TABLE OF CONTENTS

1.	INTENTION OF THE PARTIES; DEFINITIONS	1
1.1	Intention of the Parties.	1
1.2	Definitions; Interpretation.	1
2.	WHAT JPMORGAN IS REQUIRED TO DO	4
2.1	The Services.	4
2.2	No Duty to Monitor Compliance.	5
2.3	No Responsibility for Tax Returns.	5
2.4	Storage of Records.	5
2.5	Compliance with Laws and Regulations.	5
2.6	Change Control.	6
3.	INSTRUCTIONS	7
3.1	Acting on Instructions; Unclear Instructions.	7
3.2	Verification and Security Procedures.	7
3.3	Instructions Contrary To Applicable Law/Market Practice.	8
3.4	Cut-Off Times.	8
3.5	Electronic Access.	8
4.	FEES AND EXPENSES OWING TO JPMORGAN	8
4.1	Fees and Expenses.	9
5.	ADDITIONAL PROVISIONS RELATING TO CUSTOMER	9
5.1	Representations of Customer and JPMorgan.	9
5.2	Customer to Provide Certain Information to JPMorgan.	10
5.3	Information Used to Provide the Service.	10
6.	WHERE JPMORGAN IS LIABLE TO CUSTOMER OR THE FUNDS	10
6.1	Standard of Care; Liability.	10
6.2	Force Majeure.	12
6.3	JPMorgan May Consult with Counsel.	12
6.4	Limitations of JPMorgan’s Liability.	12
7.	TERM AND TERMINATION	13
7.1	Term and Termination.	14
7.2	Termination for Convenience.	14
7.3	Other Grounds for Termination.	15
7.4	Consequences of Termination.	15
7.5	Transition following Termination.	16
8.	MISCELLANEOUS	16
8.1	Service Level Document	16
8.2	Notices.	17
8.3	Successors and Assigns.	17
8.4	Entire Agreement.	17
8.5	Insurance.	17
8.6	Governing Law and Jurisdiction.	17
8.7	Severability; Waiver; and Survival.	18
8.8	Confidentiality.	18
8.9	Use of JPMorgan’s Name.	19
8.10	Delegation.	19
8.12	Third Party Rights.	20
8.13	Counterparts.	20

SCHEDULE 1 FUNDS		21
SCHEDULE 2 ACCOUNTING AND NAV CALCULATION SERVICES		22

Page i

Page ii

ADMINISTRATION AGREEMENT

This Agreement, dated September 9, 2010, is between the AQR Funds, a Delaware statutory trust, on behalf of each series listed on Schedule 1 hereto, each Cayman Islands entity listed on Schedule 1 hereto and any other series fund or Cayman Islands entity as agreed upon by AQR Funds and JP Morgan (each series, fund and Cayman Islands entity listed on Schedule 1 hereto, separate and not jointly, “Customer” or “Fund”) whose principal place of business is at Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830 and J.P. MORGAN INVESTOR SERVICES CO., whose principal place of business is at One Beacon Street, Boston, Massachusetts 02108 (“JPMorgan”).

1.	Intention of the Parties; Definitions

1.1	Intention of the Parties.

(a)	JPMorgan is duly organized and existing under the laws of the State of Delaware.

(b)

Customer is an open-end management investment company whose Funds are registered under the Investment Company Act of 1940, or a wholly-owned subsidiary of such company (provided such subsidiary is listed on Schedule 1), with the purpose of investment of its assets in certain types of securities and instruments, as more fully described in Customer’s Registration Statement, as amended from time to time.

(c)	Customer has requested JPMorgan to provide Services (as defined below) to the Funds, which JPMorgan has agreed to do subject to the terms and conditions appearing in this Agreement and the Schedules.

1.2	Definitions; Interpretation.

(a)	As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated.

“Accounting and NAV Calculation Services” means the services described in Schedule 2.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate(s)” means in relation to a party, any company, partnership or other entity which controls, is controlled by or is under common control with such party.

“Applicable Law” means the applicable laws in force in the United States, including the 1940 Act, the Advisers Act the Securities Act of

1933, as amended (“1933 Act”) and the Securities Exchange Act of 1934, as amended, (“1934 Act”) as well as any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

“Articles” means the declaration of trust of Customer, as amended from time to time.

“Authorized Person” means any person who has been designated by Customer (or by any agent designated by Customer) to act on behalf of Customer or the Funds under this Agreement. Such persons will continue to be Authorized Persons until such time as JPMorgan receives and has had reasonable time (but without undue delay and not to exceed one business day) to act upon Instructions from Customer (or its agent) that any such person is no longer an Authorized Person.

“Board” means the board of trustees of Customer.

“Change” has the meaning given in Clause 2.6.

“Change Control” means the process set out in Clause 2.6.

“Change Request” has the meaning given in Clause 2.6.

“Confidential Information” means and includes all non-public information concerning Customer and/or the Investment Adviser which JPMorgan receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than JPMorgan’s breach of the terms of this Agreement or information which JPMorgan obtains on a non-confidential basis from a person who is not known nor reasonably should have been known to be subject to any obligation of confidence to any person with respect to that information.

“Customer Indemnitees” means Customer, and its directors, officers, employees and agents.

“Distributor” means any entity or structure, the purpose of which is to make the shares of Customer available to the public (e.g., broker-dealers; fund of funds; wrap accounts).

“Fees” means the payments described in Section 5, to be made by Customer to JPMorgan for the Services.

“Fund Administration Services” means the services described in Schedule 3.

“Instruction” means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which JPMorgan believes in good faith to have been given by an Authorized Person.

“Investment Adviser” means any person or entity appointed as investment adviser or manager of any of the Funds, in accordance with the Registration Statement.

“JPMorgan Indemnitees” means JPMorgan and its affiliates and nominees, and their respective directors, officers, employees and agents.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

“1940 Act” means the Investment Company Act of 1940, as amended.

“OTC Derivative Contract” means interest rate, total return, equity and other swap agreements, forward rate agreements, futures contracts, options of any kind, other financial arrangements which would generally be accepted in the financial markets as constituting an OTC derivative contract.

“Prospectus” means the prospectus of the applicable Fund as supplemented, updated or amended from time to time.

“Registration Statement” means the registration statement on Form N-1A of the applicable Fund, filed under the 1933 Act and the 1940 Act, as amended or supplemented, updated or amended from time to time.

“Regulator” means the United States Securities and Exchange Commission (“SEC”).

“SAI” means the statement of Additional Information of the Funds as supplemented, updated or amended from time to time.

“Security Procedure” has the meaning given in Clause 3.2(a).

“Service Commencement Date” means the first date on which JPMorgan is entitled to receive fees under this Agreement.

“Services” means the Accounting and NAV Calculation Services and Fund Administration Services. For Customer that is a Cayman Islands entity listed on Schedule 1, the Services shall be limited to the services described in Schedule 4.

“Share Transaction” means a purchase, redemption, or exchange transaction of Shares.

“Shareholder Records” means the records maintained by the Transfer Agent (as defined in Schedule 2 hereto) containing information concerning the Shareholders and Share Transactions.

“Shares” means the shares issued by Customer.

“Shareholder” means a holder of Shares.

(b)	Headings are for convenience only and are not intended to affect interpretation.

(c)	References to Sections are to Sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the Sections and paragraphs of the sub-sections in which they appear.

(d)

Unless the context requires otherwise, references in this Agreement to “persons” shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa); use of the generic masculine pronoun shall include the feminine; and references to appendices, schedules and numbered sections shall be to such addenda and provisions herein; all such addenda are hereby incorporated in this Agreement by reference.

2.	What JPMorgan is Required to Do

2.1	The Services.

(a)

Customer hereby appoints JPMorgan to act as administrator of and to provide the Services with respect to each of the Funds and JPMorgan agrees to act as administrator of and to provide the Services with respect to the Funds (subject to any limitations notified by an Authorized Person of Customer to JPMorgan in an Instruction and subject to any requirements or restrictions imposed on the performance of such functions by any applicable statutory provisions for the time being in force), until this Agreement is terminated as hereinafter provided.

(b)

Customer shall have the right to amend the Registration Statement, provided however that any change to JPMorgan’s rights or responsibilities under this Agreement resulting from such amendment shall be subject to the terms and conditions of Section 2.6.

(c)	JPMorgan shall act as agent of Customer and/or the Funds solely with respect to the duties of JPMorgan described in this Agreement.

(d)	Customer acknowledges that JPMorgan is not providing any legal, tax or investment advice in providing the Services.

2.2	No Duty to Monitor Compliance.

Each party hereto acknowledges that the duty of JPMorgan in its capacity as the provider of any of the Services shall not constitute a duty to monitor the compliance of any other party hereto or their delegates or any other person whatsoever (other than JPMorgan or any of its Affiliates or sub-contractor) with any restriction or guideline imposed on any of the Funds or the Investment Adviser by the Registration Statement and any other document, or by law or regulation or otherwise with regard to any of the Funds or the Investment Adviser, except as expressly set forth in this Agreement or as otherwise agreed between the parties in accordance with Section 2.6, and further, that the duties of JPMorgan in its capacity as the provider of any of the Services, shall not extend to enforcing compliance of any of the Funds, the Investment Adviser or their delegates or any other person whatsoever (other than JPMorgan or any of its Affiliates or sub-contractor) with any such restrictions or guidelines.

2.3	No Responsibility for Tax Returns.

Notwithstanding anything herein to the contrary, while JPMorgan shall provide Customer with information regarding taxable events in the United States in relation to Customer and/or the Funds, JPMorgan is not responsible for preparing or filing any tax reports or returns on behalf of the Shareholders or the Funds except as expressly set forth in this Agreement or as otherwise agreed between the parties in accordance with Section 2.6.

2.4	Storage of Records.

JPMorgan is authorized to maintain all accounts, registers, corporate books and other documents on magnetic tape or disc, or on any other mechanical or electronic system; provided that they are capable of being reproduced in legible form in accordance with Applicable Law. Where any Authorized Person, including any Fund’s auditor, wishes to inspect such documents maintained by JPMorgan, JPMorgan shall provide legible documents, for the discharge of the Fund’s and its auditors’ legal and regulatory duties. The applicable Funds shall be responsible for the payment of any research and copying costs associated with any such request, in accordance with JPMorgan’s customary practices.

2.5	Compliance with Laws and Regulations.

JPMorgan will comply with Applicable Law in the United States with respect to the provision of the Services. Customer undertakes to comply (and to cause the Funds to comply) with Applicable Law in the United States and in each state in which Customer conducts business, to the extent that compliance with such Applicable Law is relevant to the provision or receipt of the Services or the marketing of the Funds.

2.6	Change Control.

(a)

If either party wishes to propose any amendment or modification to, or variation of, the Services (including the scope or details of the Services (a “Change”) then it shall notify the other party of that fact by sending a request (a “Change Request”) to the party, specifying in as much detail as is reasonably practicable the nature of the Change. JPMorgan shall maintain a log of all Change Requests.

(b)

Promptly following the receipt of a Change Request the parties shall agree whether to implement the Change Request, whether the Fees should be modified in light of the change to the Services, and the basis upon which JPMorgan will be compensated for implementing the Change Request.

(c)

If a change to Applicable Law requires a change to the provision of the Services, the parties shall follow the Change Control processes set forth in this Schedule. JPMorgan shall bear its own costs with respect to implementing such a Change Request except that:

(i)	JPMorgan shall be entitled to charge Customer for any changes to software that has been developed or customized solely for Customer; and

(ii)

JPMorgan shall be entitled to charge Customer for any changes required as a result of the change in Applicable Law affecting Customer and/or any of its Funds in a materially different way than it affects JPMorgan’s other customers, or which Customer wishes JPMorgan to implement in a way different from what JPMorgan reasonably intends to implement for its other customers.

If the change in Applicable Law results in a change to the Services, or an increase in JPMorgan’s risk associated with provision of the Services, JPMorgan shall be entitled to make an appropriate increase in the Fees provided that such Fee increase is mutually agreed to by JPMorgan and Customer.

3.	Instructions

3.1	Acting on Instructions; Unclear Instructions.

(a)

Customer authorizes JPMorgan to accept and act upon any Instructions received by it without inquiry. Customer will indemnify the JPMorgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the JPMorgan Indemnitees as a result of any action or omission taken in accordance with any Instruction unless the Liabilities result from an act of negligence, fraud or willful misconduct on the part of the JPMorgan Indemnitees with respect to the manner in which such Instructions are followed.

(b)

JPMorgan shall promptly notify an Authorized Person or Shareholder, as applicable, if an Instruction does not contain all information reasonably necessary for JPMorgan to carry out the Instruction. JPMorgan will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction pending receipt of such missing information, clarification or confirmation unless the losses result from an act of negligence, fraud or willful misconduct on the part of JPMorgan.

3.2	Verification and Security Procedures.

(a)

JPMorgan and Customer shall from time to time agree upon security procedures to be followed by Customer upon the issuance of an Instruction and/or by JPMorgan upon the receipt of an Instruction, so as to enable JPMorgan to verify that such Instruction is authorized (“Security Procedures”). A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption and telephone callbacks. Customer acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, Instructions. The parties agree that a message issued in the name of Customer through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized Instruction.

(b)	JPMorgan and Customer shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(c)	JPMorgan may record any of its telephone communications.

(d)

To the extent any material change in the Security Procedures requires Customer to change the steps it needs to undertake to issue Instructions or would have the effect of weakening the Security Procedures, JPMorgan shall not alter the Security Procedures without prior consultation with the Customer.

3.3	Instructions Contrary To Applicable Law/Market Practice.

JPMorgan need not act upon Instructions which it reasonably believes to be contrary to Applicable Law or generally accepted market practice but JPMorgan will be under no duty to investigate whether any Instructions comply with Applicable Law or generally accepted market practice. If JPMorgan declines to act upon any Instruction in accordance with this Agreement, then it shall notify Customer without undue delay.

3.4	Cut-Off Times.

JPMorgan has established cut-off times for receipt of certain Instructions, which will be made available to Customer prior to the execution of this Agreement. If JPMorgan receives an Instruction (other than Instructions relating to a Share Transaction, which shall be processed by JPMorgan in accordance with the Registration Statement) after its established cut-off time, JPMorgan will attempt to act upon the Instruction on the day requested if JPMorgan deems it practicable to do so or otherwise as soon as practicable after that day.

JPMorgan will provide Customer with reasonable prior notice of any changes to the cut-off times previously communicated to Customer if such advance notice is practicable or the change is made as part of the normal review and update in the ordinary course of business. In any event, JPMorgan will provide notice of such change without undue delay.

3.5	Electronic Access.

Access by Customer to certain applications or products of JPMorgan via JPMorgan’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Schedule 5.

4.	Fees and Expenses Owing to JPMorgan

4.1	Fees and Expenses.

(a)	Customer will pay JPMorgan for its services under this Agreement, as agreed between Customer and JPMorgan from time to time and as described in Schedule 6.

(b)

In addition to the fees provided for above, Customer shall be responsible for the payment of all the reasonable fees and disbursements of JPMorgan in connection with the establishment, and ongoing business of Customer, all governmental or similar fees, charges, taxes, duties and imposts levied in or by any relevant authority in the United States on or in respect of Customer and/or any Fund which are incurred by JPMorgan, and any other customary or extraordinary expenses. Customer shall reimburse JPMorgan for any of the foregoing and for all reasonable out-of-pocket expenses including without limitation telephone, postage and stationery and expenses of a similar nature as JPMorgan may incur in the execution of its duties under this Agreement, and including the third party costs and expenses incurred by JPMorgan and its agents solely at Customer’s request or with Customer’s agreement or as set forth in Schedule 6 (Remuneration), including in determining the value of assets in connection with JPMorgan’s duty as the calculator of the Net Asset Value of the Funds or any Shares, provided JPMorgan provides Customer with reasonable support for each of the charged expenses.

Except as otherwise provided herein or in Schedule 6, JPMorgan shall pay all costs and expenses arising or incurred in connection with its performance under this Agreement.

(c)

JPMorgan shall deliver to Customer invoices for services rendered each month, along with an itemized statement of all reimbursable out-of-pocket expenses incurred. Invoices will be payable within thirty (30) days of receiving the invoice. If Customer disputes an invoice, it shall nevertheless pay on or before the date that payment is due such portion of the invoice as is not subject to a bona fide dispute. Without prejudice to JPMorgan’s other rights, JPMorgan reserves the right to charge interest on overdue amounts (except to the extent the amount is subject to a bona fide dispute) from the due date until actual payment at an annual rate equal to the sum of the overnight Fed Funds rate as in effect from time to time plus 3 percentage points.

5.	Additional Provisions Relating to Customer

5.1	Representations of Customer and JPMorgan.

(a)	Customer represents and warrants that (i) assuming execution and delivery of this Agreement by JPMorgan, this Agreement is Customer’s legal, valid and binding obligation, enforceable in accordance with its terms, (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement, and (iii) it has not relied on any oral or written representation made by JPMorgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of JPMorgan.

(b)

JPMorgan represents and warrants that (i) assuming execution and delivery of this Agreement by Customer, this Agreement is JPMorgan’s legal, valid and binding obligation, enforceable in accordance with its terms, (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement and (iii) it has not relied on any oral or written representation made by Customer or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of Customer.

5.2	Customer to Provide Certain Information to JPMorgan.

Upon request, Customer will promptly provide to JPMorgan such information about itself and its financial status as JPMorgan may reasonably request, including the Articles and its current audited and unaudited financial statements, its Registration Statement and any contracts, regulatory documents or opinions from a lawyer or accountant that were previously provided to, or are available at no additional cost to, Customer that relate to the Services described in this Agreement.

5.3	Information Used to Provide the Service.

Customer agrees with JPMorgan that any information Customer or the Investment Adviser provides to JPMorgan pursuant to this Agreement shall be complete and accurate as of the time it was provided to JPMorgan to enable JPMorgan to perform its responsibilities pursuant to this Agreement.

6.	Where JPMorgan is Liable to Customer or the Funds

6.1	Standard of Care; Liability.

(a)

JPMorgan will use, and will cause the JPMorgan Indemnitees or JPMorgan’s subcontractors to use, reasonable care in performing its obligations under this Agreement (the “Standard of Care”). JPMorgan will not be responsible for any loss or damage suffered by Customer or the Funds with respect to any matter as to which JPMorgan has satisfied its obligation of reasonable care unless the same results from an act of negligence, fraud or willful misconduct on the part of JPMorgan Indemnitees or JPMorgan’s subcontractors.

(b)

JPMorgan will be liable for Customer’s direct damages to the extent they result from JPMorgan’s or any JPMorgan Indemnitee’s or JPMorgan subcontractor’s fraud, negligence, or willful misconduct in performing its duties or failure to meet the Standard of Care as set out in this Agreement. Nevertheless, under no circumstances will JPMorgan be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits or business) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, resulting from JPMorgan’s performance under this Agreement, or JPMorgan’s role as a service provider to Customer.

(c)

Customer will indemnify the JPMorgan Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the JPMorgan Indemnitees in connection with or arising out of JPMorgan’s performance of its duties and services in accordance with the terms of this Agreement, provided the JPMorgan Indemnitees have not acted with negligence, engaged in fraud or willful misconduct or breached their Standard of Care in connection with the Liabilities in question. In all events, JPMorgan agrees that it has an affirmative duty to mitigate any such Liabilities.

Notwithstanding the foregoing, under no circumstances will Customer be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits or business) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, resulting from JPMorgan’s performance under this Agreement, or JPMorgan’s role as a service provider to Customer.

(d)

Subject to Section 6.1(b) above, JPMorgan will indemnify the Customer Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the Customer Indemnitees directly in connection with or arising out of JPMorgan Indemnitees’s or a JPMorgan subcontractor’s fraud, negligence or willful misconduct in connection with the Liabilities in question; provided the Customer Indemnitees have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question. In all events, Customer agrees that it has an affirmative duty to mitigate any such Liabilities.

6.2	Force Majeure.

JPMorgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global business that it determines from time to time meet reasonable commercial standards. JPMorgan will provide Customer with a copy of a general summary of such business continuation and disaster recovery procedures upon execution of this Agreement along with any updates thereto. To the extent permitted by Applicable Law, JPMorgan will have no liability, however, for any damage, loss, expense or liability of any nature that Customer or any of the Funds may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery, malfunction of equipment or software (except where such malfunction is primarily attributable to JPMorgan’s negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of JPMorgan.

6.3	JPMorgan May Consult with Counsel.

JPMorgan will be entitled to rely on, and may act upon the advice of professional advisors in relation to matters of law, regulation or market practice (which may be the professional advisers of Customer), and shall not be deemed to have been negligent with respect to any reasonable action taken or omitted pursuant to such advice, provided that JPMorgan provides written notification to Customer as promptly as practicable under the circumstances in advance of acting on the advice or opinion of any professional adviser when such advice or opinion is inconsistent with the terms of this Agreement or other instructions or procedures provided by Customer. Customer’s professional advisers shall have no obligation to consult with or provide advice to JPMorgan. Any consultation by JPMorgan with counsel or other professional advisers shall be at its own cost.

6.4	Limitations of JPMorgan’s Liability.

(a)

JPMorgan may rely on information provided to it by or on behalf of Customer, or which was prepared or maintained by Customer or any third party on behalf of Customer authorized by Customer to provide information to JPMorgan, in the course of discharging its duties under this Agreement. JPMorgan shall not be liable to any person for any Liabilities suffered by any person as a result of JPMorgan: (i) having relied upon the authority, accuracy, truth or completeness of information including, without limitation, information supplied to

JPMorgan by Customer or by the Investment Adviser or any third party which is not an Affiliate or subcontractor of JPMorgan, including but not limited to, information in relation to trades in respect of the Funds or expenses of the Funds; (ii) having relied upon the authority, accuracy, truth and completeness of information furnished to JPMorgan by any pricing services, data services, or provider of other market information or information concerning securities held by the Funds so long as the identities of such providers have previously been communicated to Customer.

(b)	JPMorgan shall not be liable for any error in data that is transitioned to JPMorgan at the time it begins to provide the Services with respect to the Funds; provided, however that JPMorgan:

(i)	shall use reasonable efforts to mitigate any Losses arising as a result of any such error of which it is aware; and

(ii)	shall notify Customer as soon as practicable after becoming aware of the error.

JPMorgan shall be entitled to reasonable compensation, at hourly rates as mutually agreed upon between JPMorgan and Customer, for the remediation efforts needed to correct any such error in data.

(c)

JPMorgan shall not be liable for any Losses resulting from a failure by any person (other than an Affiliate or subcontractor of JPMorgan) to provide JPMorgan with any information or notice that is reasonably necessary for the provision of the Services provided however that the Losses do not result from an act of negligence, fraud or willful misconduct on the part of the JPMorgan Indemnitees or the failure of the JPMorgan Indemnitees to meet the Standard of Care. JPMorgan shall use reasonable efforts to find alternative sources of information in the event of any such failure. In the event of any such failure that may affect the performance of the Services, JPMorgan shall promptly notify Customer.

(d)

JPMorgan shall not be liable for any Liabilities whatsoever incurred or suffered by any party hereto, whether on their own account or for the account of the Funds, as a result of the failure of Customer or its agents, officers or employees to comply with the laws or regulations of any jurisdiction in which Shares are offered.

(e)

JPMorgan’s responsibilities with respect to the correction of an error in calculating the net asset value of any Fund shall be subject to the NAV correction policy and procedures attached to this Agreement as Appendix A to Schedule 2 of this Agreement.

7.	Term and Termination

7.1	Term and Termination.

This Agreement shall be in effect for an initial term of three years from the Service Commencement Date (the “Initial Term”). Upon the expiration of the Initial Term, the Agreement will automatically renew and continue until terminated by either party delivering to the other party, a valid written termination notice specifying the date of termination, which date shall not be less than 6 months from the date of giving such notice.

7.2	Termination for Convenience.

Notwithstanding Section 7.1, this Agreement shall be capable of being terminated prior to the end of the Initial Term or any renewal term (as the case may be), by not less than six (6) months’ written notice given by the terminating party to the other party. Nevertheless, if any termination by Customer under this Section 7.2 becomes effective prior to the end of the Initial Term, Customer shall pay JPMorgan an early termination fee only to the extent required in the following:

(i)         If Customer or the Investment Adviser enters into or undergoes a merger, reorganization, or stock sale or asset sale of all or substantially all of the assets of the Investment Adviser or Customer with another person (a “Reorganization), and transfers Customer’s assets to the custodian of that person (or in the case of a Reorganization of the Investment Adviser, funds advised by that person) prior to the third anniversary following the date on which JPMorgan commences providing services under this Agreement and the transfer is for reasons other than a termination of this Agreement for cause as described in Section 7.3(b)(i) or (iii) or 7.3(c) or Section 7.3(b)(ii) due to the relevant federal or state authority withdrawing its authorization of JPMorgan, JPMorgan shall be entitled to the payment of a termination fee equal to six (6) times the average monthly fees paid during the six month period prior to Customer’s notice of termination, or since the date JPMorgan commenced providing services under this Agreement if that period is less than six months.

(ii)         If Customer terminates the Agreement prior to the expiration of an eighteen month period following the date on which JPMorgan commenced providing services under this Agreement and (A) the foregoing clause (i) does not apply, (B) the termination is not for cause as described in Sections 7.3(b)(i) and (iii) and 7.3(c) and Section 7.3(b)(ii) due to the relevant federal or state authority withdrawing its authorization of JPMorgan, and (C) the termination is with respect to the entire AQR Funds complex and not any one Customer or Fund, JPMorgan shall be entitled to the payment of a termination fee equal to three (3) times the average monthly fees paid during the six month period prior to Customer’s notice of termination, or since the date JPMorgan commenced providing services under this Agreement if that period is less than six months.

7.3	Other Grounds for Termination.

(a)

In the event of the termination of the custody agreement between JPMorgan and Customer, JPMorgan and Customer shall negotiate new Fees in good faith to reflect JPMorgan’s business and cost model of providing the Services without JPMorgan Chase Bank N.A.’s providing custody services to Customer. If JPMorgan and Customer fail to agree on new Fees after good faith negotiation, JPMorgan may terminate this Agreement in whole or in part with one hundred and eighty (180) days prior notice to Customer and cease to provide the Services simultaneously with the transition of the assets of Customer to a successor service provider.

(b)	Either party may terminate this Agreement immediately upon written notice to the other party following the occurrence of any of the following:

(i)

the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure;

(ii)	the relevant federal or state authority withdrawing its authorization of either party; or

(iii)

the other party committing any material breach of this Agreement and failing to remedy such breach (if capable of remedy) within 30 days of being given written notice of the material breach, unless the parties agree to extend the period to remedy the breach.

(c)

Customer may terminate this Agreement at any time on at least one hundred and eighty (180) days’ written notice to JPMorgan in the event that there is a merger, stock sale or asset sale of all or substantially all of the assets of JPMorgan (provided the merger or the sale is not to an Affiliate of JPMorgan).

7.4	Consequences of Termination.

Termination of this Agreement under the provisions of this Section 7 will be without prejudice to the performance of any party’s obligations under this Agreement with respect to all outstanding transactions at the date of termination.

7.5	Transition following Termination.

As soon as reasonably practicable following its resignation or termination of appointment becoming effective and subject to payment of any amount owing to JPMorgan (except for any amount subject to a bona fide dispute) under this Agreement, JPMorgan agrees to transfer such records and related supporting documentation as are held by it under this Agreement, to any replacement provider of the Services or to such other person as Customer may direct. Except as otherwise provided in Section 7.3, JPMorgan will provide the Services until a replacement administrator is in place subject to the terms and conditions of this Agreement (including Section 4). JPMorgan will also provide reasonable assistance to its successor, for such transfer. Customer undertakes to use its best efforts to appoint a new administrative service provider as soon as possible.

For purposes of this Section 7.5, in the event that (i) the AQR Funds, on behalf of each Customer, terminates this Agreement for convenience under Section 7.2; (ii) the effective date of such termination will be prior to the expiration of the Initial Term; and (iii) the termination is with respect to the entire AQR Funds complex and not any one Customer or Fund, in exchange for JPMorgan providing reasonable assistance to its successor in accordance with this Section 7.5, the AQR Funds, on behalf of the Funds, shall pay J.P. Morgan a one-time “transfer fee” in the amount of $30,000 (the “Transfer Fee”). For the avoidance of doubt, such $30,000 Transfer Fee is with respect to the entire AQR Funds complex and shall not be charged per Customer or per Fund and shall only be required to be paid by the AQR Funds in accordance with the terms of this paragraph. In all other circumstances, including, but not limited to, (i) termination of this Agreement by the AQR Funds or any Customer for any reason other than for convenience under Section 7.2; (ii) termination by the AQR Funds or any Customer for an effective date that falls after the expiration of the Initial Term or (iii) termination hereof by J.P. Morgan, J.P. Morgan shall provide reasonable assistance to its successor for the transition of services without imposing an additional fee.

8.	Miscellaneous

8.1	Service Level Document

The parties have agreed to negotiate a separate service level document that, while not a part of this Agreement, outlines the timeframes, deadlines and other service levels with respect to JPMorgan providing the Services under this Agreement.

8.2	Notices.

Notices (other than Instructions) will be served by registered mail or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing. Notice will not be deemed to be given unless it has been received.

8.3	Successors and Assigns.

This Agreement will be binding on each of the parties hereto and their respective successors and permitted assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld and provided that any such assignment, transfer or charge shall be in compliance with Applicable Law.

8.4	Entire Agreement.

This Agreement, including the Schedules and Appendices, sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to the Services under this Agreement, whether oral or written. Amendments must be in writing and signed by both parties.

8.5	Insurance.

Customer acknowledges that JPMorgan will not be required to maintain any insurance coverage specifically for the benefit of Customer or the Funds. JPMorgan will, however, provide details of its own general insurance coverage, to Customer on request.

8.6	Governing Law and Jurisdiction.

This Agreement will be construed, regulated and administered under the laws of the U.S. or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws. The U.S. District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have the proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

8.7	Severability; Waiver; and Survival.

(a)

If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)

Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections, and remedies under this Agreement shall survive its termination.

8.8	Confidentiality.

(a)

Subject to Section 8.7(b), JPMorgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over JPMorgan’s or Funds business, or with the consent of Customer.

(b)	Customer authorizes JPMorgan to disclose Confidential Information to:

(i)

any service providers and/or vendors to the Funds that JPMorgan believes is reasonably required by such person to provide the relevant services, provided they have agreed to keep such Confidential Information confidential or have an internal policy to keep confidential client information confidential;

(ii)       its professional advisers, auditors or public accountants, provided they have agreed to keep such Confidential Information confidential or have an internal policy to keep confidential client information confidential;

(iii)       its Affiliates, provided they have agreed to keep such Confidential Information confidential or have an internal policy to keep confidential client information confidential; and

(iv)       any revenue authority or any governmental entity. In the event that any party authorized to receive Confidential Information in accordance with this Section 8.7 is requested to disclose such Confidential Information (or any portion thereof) by any revenue authority or any governmental entity, the disclosing party will give the other party (unless prohibited by Applicable Law) notice of such requirement as soon as reasonably practicable so that such party may seek an appropriate protective order.

(c)

Except as (i) otherwise required by Applicable Law, (ii) required for disclosure in Customer’s Registration Statement, or (iii) as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions of this Agreement in confidence.

8.9	Use of JPMorgan’s Name.

Customer agrees not to use (or permit the use of) JPMorgan’s name in any document, publication or publicity material relating to Customer or the Funds, including but not limited to notices, sales literature, stationery, advertisements, etc., without the prior consent of JPMorgan (which consent shall not be unreasonably withheld), provided that no prior consent is needed if the document in which JPMorgan’s name is used is Customer’s Registration Statement or merely states that JPMorgan is acting as administrator to the Funds.

8.10	Delegation.

JPMorgan may delegate to a reputable agent any of its functions herein. However, JPMorgan will remain responsible and liable to the Funds for any such delegation. To the extent reasonably practicable, JPMorgan will consult with Customer before it implements the delegation of a material portion of the Services.

8.11

The parties agree that the property of any one Fund is the property of only that Fund and in no event shall any Fund be responsible or liable for the fees, expenses, taxes, levies, Liabilities or any other obligations of any other Fund.

8.12	Third Party Rights.

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

8.13	Counterparts.

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

AS WITNESS the hand of the duly authorized officers of the parties hereto:

AQR FUNDS, on behalf of each series listed on Schedule 1 hereto		J.P. MORGAN INVESTOR SERVICES CO.

By:	/s/ Nicole DonVito	By:	/s/ Rosemary Culverhouse

Name: Nicole DonVito Title: Vice President Date: 09/09/2010		Name: Rosemary Culverhouse Title: Vice President Date: 09/16/2010

AQR MANAGED FUTURES STRATEGY OFFSHORE FUND LTD.

AQR RISK PARITY OFFSHORE FUND LTD.

By:	/s/ Marco Hanig

Name: Marco Hanig

Title: Director

Date: 09/09/2010

SCHEDULE 1

Series of AQR Funds:

AQR International Equity Fund

AQR Global Equity Fund

AQR Momentum Fund

AQR Small Cap Momentum Fund

AQR International Momentum Fund

AQR Managed Futures Strategy Fund

AQR Risk Parity Fund

AQR International Small Cap Fund

AQR Emerging Markets Fund

AQR Equity Plus Fund

AQR Small Cap Core Fund

AQR Small Cap Growth Fund

Cayman Islands Entities:

AQR Managed Futures Strategy Offshore Fund Ltd.

AQR Risk Parity Offshore Fund Ltd.

SCHEDULE     2

Accounting and NAV Calculation Services

A.	Definitions

1.	Definitions.

As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated:

“Accounting Records” means the official books and records which are maintained by or in respect of the Funds in accordance with Applicable Law.

“Business Day” means a day on which the New York Stock Exchange is open for Business.

“Custodian” means the entity appointed as the custodian of the Funds, as notified by Customer to JPMorgan in writing.

“Daily” means, in relation to an activity, that it is repeated on each Business Day.

“NAV Calculation” means, in relation to any of the Funds, the calculation of that Fund’s net asset value per Share.

“NAV Error” means one or more errors in the computation of net asset value which, when considered cumulatively, results in a computed error amount of at least .01 per Share.

“Transfer Agent” means the entity appointed as the transfer agent of the Funds, as notified by Customer to JPMorgan in writing.

“Valuation Procedures” means the procedures to be followed by JPMorgan with respect to valuation of the Funds’ securities, as agreed by the parties.

2.	Interpretation.

Capitalized terms which are defined in the main body of this Agreement shall be defined as provided in the main body unless otherwise defined in this Schedule.

B.	Fund Accounting

1.	Maintenance of Accounting Records.

(a)	JPMorgan shall maintain the following Accounting Records in accordance with U.S. generally accepted accounting principles:

(i)	journals containing an itemized Daily record of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits;

(ii)	general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received;

(iii)	separate ledger accounts; and

(iv)	a daily trial balance of all ledger accounts (except shareholder accounts).

(b)	JPMorgan shall update the Accounting Records to reflect completed Share Transactions as notified to it by the Transfer Agent on a total aggregate basis.

(c)	JPMorgan is not required to calculate performance fees, or performance fee waivers, expense caps or collars, except as may be agreed with Customer.

(d)	JPMorgan shall calculate all fee waivers, expense caps and recoupment calculations.

2.	Distributions.

(a)	Daily Distributing Funds: JPMorgan will compute each Fund’s net income and capital gains, dividend payables, dividend factors and agreed upon rates and yields.

(b)	Non-Daily Dividend Funds: JPMorgan will record Fund distributions as notified to it by the Funds’ Administrator.

3.	Assistance to Auditors.

JPMorgan shall provide reasonable cooperation and assistance to the auditors of the Funds, including without limitation by providing copies of extracts of the Accounting Records and other documentation which is maintained by JPMorgan on behalf of the Funds as reasonably required by such auditors to carry out their functions. Customer and/or the Investment Adviser shall coordinate all requests for assistance by auditors, unless JPMorgan is expressly authorized by Customer to assist the auditors directly.

C.	Fund Valuations

1.	NAV Calculation and Reporting.

(a)	JPMorgan shall perform NAV Calculations in accordance with:

(i)	the Prospectus;

(ii)	the 1940 Act;

(iii)	U.S. GAAP;

(iv)	Valuation Procedures; and

(v)	Instructions which are consistent with JPMorgan’s operating model, provided that, in the cases of (iv) and (v), they are consistent with (i), (ii) and (iii).

(b)	JPMorgan shall perform the following NAV Calculation functions Daily, unless otherwise agreed with Customer:

(i)	recording all security transactions including appropriate gains and losses from the sale of Fund securities;

(ii)	recording each Fund’s (or class’) capital share activities based upon Share Transactions received by the Transfer Agent;

(iii)	recording interest income, amortization/accretion income and dividend income, provided JPMorgan shall monitor when to amortize and when not to in accordance with U.S. GAAP;

(iv)	with respect to dividend income, accruing for tax withholding,

(v)	accruing for tax reclaims,

(vi)	accruing Fund (or class) expenses according to instructions received from the Funds’ Administrator as approved by Customer or authorized Investment Adviser;

(vii)	recording all corporate actions affecting securities held by each Fund;

(viii)	determining the outstanding receivables and payables for all (1) security trades, (2) Share Transactions; and (3) income and expense accounts; and

(ix)	obtaining security prices from independent pricing services, or if such quotes are unavailable, obtaining such prices from the Funds’ Investment Adviser or its designee, as approved by the Board.

(c)	JPMorgan shall report confirmed NAV Calculations to

(i)	the Investment Adviser;

(ii)	the Transfer Agent; and

(iii)	such third parties as agreed with Customer

2.	NAV Errors.

Subject to Applicable Law and notwithstanding additional duties of JPMorgan as furthermore described in Appendix A to this Schedule:

(a)	JPMorgan shall report all NAV Errors to Customer promptly upon discovery.

(b)	Customer shall ensure that all errors in NAV Calculations identified by it, or by the Investment Adviser, are reported to JPMorgan as soon as reasonably practicable following discovery.

(c)	JPMorgan shall correct NAV Errors as and when required by Appendix A to this Schedule.

3.	Prices of OTC Derivatives and Certain Other Assets.

JPMorgan shall value OTC Derivative Contracts and other investments that JPMorgan reasonably determines do not have a readily ascertainable fair market value at the price provided by Customer and/or the Investment Adviser of the applicable Fund or by a vendor selected by that Investment Adviser or Customer. Such a vendor may be an application service provider that JPMorgan is directed to use by the applicable Investment Adviser or Customer to calculate prices of OTC Derivative Contracts. In the event that any such vendor is JPMorgan or an affiliate of JPMorgan, JPMorgan’s responsibility for the errors or omissions of such vendor shall be as set forth in a separate OTC Derivative Contract pricing agreement with Customer.

D.	Reconciliations of Securities Positions and Cash and/or Currency Balances

1

JPMorgan shall reconcile its records of securities positions and cash and/or currency balances of the relevant Fund to the records of the relevant Custodian, and shall perform similar reconciliations to the relevant source with respect to other material investment assets or liabilities. Such reconciliations shall be conducted at the frequency as agreed with Customer in the case of cash and/or currency holdings, securities and other investment assets or liabilities.

2

In cases where an Affiliate of JPMorgan is not the appointed Custodian for a Fund, Customer shall ensure that the Custodian shall provide JPMorgan with timely, accurate and complete records of securities position and cash and/or currency balances to JPMorgan for each Fund. Customer also shall ensure that the relevant source shall provide JPMorgan with timely, accurate and complete records of any other material investment assets or liabilities for each Fund.

E.	Standard Reporting

JPMorgan shall make available standard accounting reports as reasonably requested by Customer, which shall include, but shall not be limited to, a daily holdings file and daily final trial balance files.

F.	Additional Services and Reports

Additional services and non-standard reports are available by arrangement between Customer and JPMorgan under the terms and conditions of this Agreement. The additional services and non-standard reports will be subject to the Change Control processes set forth in Section 2.6 of the Agreement.

APPENDIX A

Net Asset Value Error Correction Policy and Procedures

1.	As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated:

“NAV Error” is defined as one or more errors in the computation of net asset value for a Fund which, when considered cumulatively for that Fund on any one day, result in a difference between the originally computed NAV and the corrected NAV of at least $0.010 per share. This computation is based upon the actual difference and is not based upon the rounding of the NAV to the nearest cent per share.

“Per Share NAV Error” is the difference between the originally computed per share NAV, and the amount that would have been computed had the errors not occurred.

“NAV Error Period” comprises those days during which a NAV Error existed.

“Fund Loss” refers to a situation where a Fund has either paid excessive redemption proceeds as a result of an overstatement of the NAV or received insufficient subscription proceeds as a result of an understatement of the NAV. When such a Fund Loss occurs, the individual Shareholders effecting transactions received a corresponding benefit (a “Shareholder Benefit”).

“Fund Benefit” means a situation where a Fund has either paid insufficient redemption proceeds as a result of an understatement of NAV or received excessive subscription proceeds as a result of an overstatement of NAV. When such a Fund Benefit occurs, the individual Shareholders effecting transactions suffer a corresponding loss (a “Shareholder Loss”).

The term “responsible person” means a person who, by virtue of negligence, fraud, or willful misconduct, caused or contributed to an NAV Error.

2.	The following Procedures will be utilized by JPMorgan with respect to NAV Error corrections:

(a)	If the error in the computation of the net asset value is less than $0.010 per share, no action shall be taken.

(b)

If a Per Share NAV Error is less than one half of one percent of the originally computed Per Share NAV, JPMorgan, on behalf of the Funds, will determine whether total Fund Losses exceeded total Fund Benefits for the NAV Error Period. If the Fund incurred a net loss, the responsible person shall reimburse the Fund for such net loss and Customer will be responsible for obtaining reimbursement for such loss from the responsible person or persons. If JPMorgan is the responsible person, subject to Section 2(f) below, JPMorgan shall, as soon as reasonably practicable, reimburse the Fund for the net loss, taking into account any Shareholder account adjustments. If the Fund had a net benefit, no action need be taken; however, such net benefit should not be carried forward to any analyses performed in the future for other NAV Errors that may arise.

(c)

If the Per Share NAV Error equals or exceeds one half of one percent of the originally computed per share NAV, 1) account adjustments must be made to compensate Shareholders for Shareholder Losses, and 2) the responsible person shall reimburse the Fund for any remaining Fund Losses after such adjustments and Customer will be responsible for obtaining reimbursement for such Fund Losses from the responsible person or persons. If JPMorgan is the responsible person, subject to Section 2(f) below, JPMorgan shall reimburse the Fund for any such remaining Fund Losses as soon as reasonably practicable.

(i)

Account Adjustments.     With respect to individual Shareholder Losses, Customer will be responsible for causing the Fund (or responsible party) to pay to individual Shareholders any additional redemption proceeds owed and either refund excess subscription monies paid or credit the Shareholder account as of the date of the NAV Error, for additional shares. Nevertheless, no correction of a given individual Shareholder account shall be made unless the applicable Shareholder Loss for such Shareholder equals or exceeds a de minimis amount of $25.

(ii)

Reimbursement.     With respect to Fund Losses, Customer will be responsible for causing either the responsible person or persons or the individual Shareholders to reimburse the Fund for the amount of the Fund’s Losses. (Note that there is no netting of Fund Losses (as described in (c)(i) above) where the error equals or exceeds  1/2 of 1% of NAV, to the extent benefits were paid out by the Fund to Shareholders as account adjustments).

(d)

In the case of an error that fluctuates above and below one half of one percent, individual Shareholder adjustments should be effected for those days where the NAV Error was equal to or exceeded one half of one percent. With respect to the remaining days, the Fund level process described above in Section 2(b) may be applied.

(e)

If there is a subsequent discovery of an error which affects a NAV Error Period that had previously been corrected in the manner described above, the subsequently discovered NAV Error should be analyzed in isolation without taking into consideration the previously corrected NAV Errors.

(f)

In cases where a NAV Error has occurred, Customer, upon JPMorgan’s request, will instruct the Transfer Agent to reprocess transactions and to adjust each Shareholder’s Shares upwards or downwards accordingly, at the expense of the responsible person or persons. If the Transfer Agent does not agree to reprocess transactions resulting from a NAV Error for which JPMorgan is a responsible person, JPMorgan’s liability will be limited to the amount it would have been liable for had the reprocessing occurred.

(g)	In cases where JPMorgan is a responsible person with regard to a NAV Error, but not the sole responsible person, the Fund, to the extent customary under industry practice, shall seek recovery from each such responsible person, for its proportional share of the applicable Fund Loss or Shareholder Loss.

SCHEDULE   3

Fund Administration Services

A.	Portfolio Compliance Service.

1.	Subject to the timely availability of accurate data, JPMorgan will perform testing of the Fund’s portfolio compliance:

(i)

on a daily basis with respect to such investment restrictions and other regulatory requirements that are described in the administrator oversight policy, Prospectus and SAI of each Fund and the 1940 Act, and

(ii)	on a quarterly basis with respect to the requirements of Section 851 of the Internal Revenue Code and applicable Treasury Regulations for qualification as a regulated investment company;

in accordance with the parameters and rules set forth in the “Rules Matrix”, which may be revised from time to time as agreed between Customer and JPMorgan and is incorporated to this Agreement by reference (the “Portfolio Compliance Service”).

2

JPMorgan is providing the Portfolio Compliance Service as a reporting service to Customer to assist it in the oversight of the Funds and is not acting in a fiduciary capacity for the Funds. Accordingly, JPMorgan shall have no liability for any Liabilities (including investment losses) incurred by Customer or any Fund resulting from the reliance by Customer (or any other person) on the accuracy or completeness of the Portfolio Compliance Service.

B.	Financial Reporting Services.

JPMorgan will prepare each of the reports and filings below for the review and approval by Customer’s officers and will file such documents with the SEC upon receipt of approval from Customer’s officers.

1.	Semi-Annual and Annual Reports.

JPMorgan will prepare financial information for the Funds’ semi-annual reports, annual reports and financial statements for routine prospectus updates.

2.	24f-2 Notices.

JPMorgan will prepare the annual Rule 24f-2 Notice.

3.	Form N-Q.

JPMorgan will prepare Form N-Q on a quarterly basis.

4.	Form N-SAR.

JPMorgan will prepare Form N-SAR on a semi-annual basis.

5.	Form N-CSR.

JPMorgan will compile information for Form N-CSR on a semi-annual basis.

C.	Tax Services

JPMorgan will provide the following tax services, subject to the review and approval of Customer, the Investment Adviser and/or the Funds’ auditors.

1.	Preparation of Certain Documents:

JPMorgan shall prepare the following for review and approval by Customer:

(i)	Fiscal and excise tax provisions in accordance with the Internal Revenue Code and applicable rules and regulations;

(ii)

Federal (Form 1120-RIC), state income tax return for the state where Customer pays state income tax, excise tax returns (Form 8613) (including filings by extended due dates) and any extensions and file the same;

(ii)	Year end re-characterizations, such as return of capital, foreign tax credit, qualified dividend income and tax exempt percentages for Form 1099- DIV;

(iv)	All applicable data required for year end shareholder reporting requirements, such as income by state, income by country, treasury income;

(v)	Calculation of income/capital gain distributions (in compliance with income/excise tax distribution requirements) in accordance with the Internal Revenue Code and any applicable rules and regulations;

(vi)	All items regarding liquidations or mergers, including completion of the final tax provisions, returns and calculations of all tax attributes.

(vii)

Equalization testing and tax testing of wash sales, straddles, constructive sales and PFIC identification and such other tax adjustment analyses as required under applicable Internal Revenue Code rules and regulations.

(viii)	Tax estimates once annually

(ix)	Form TDF 90.20.1 – FBAR filing

(x)	Spill back calculations

JPMorgan shall also assist (A) in review of tax footnotes in annual financial statements accounting for all applicable tax adjustments and (B) the preparation of FIN 48 once a year.

2.	Financial Statement Support:

JPMorgan will support the Funds’ financial statement process by preparing and reviewing the following:

(i)	Return of Capital Statement of Position (ROC SOP) disclosure.

(ii)

Tax Footnote disclosure that involves tax cost of investments, ROC SOP reclassification, tax character of distributions (comparative table – prior year and current year), distributable earnings, capital loss carry forward (and if applicable, post October loss.

(iii)

60 day notice information required by the Tax Code for foreign tax credit, long-term capital gain designation, tax exempt income, dividend received deduction, qualified dividend income, qualified interest income, and qualified short-term gain.

D.	Regulatory Services

JPMorgan will perform the following services subject to the review and approval of Customer and its legal counsel.

1.	Prospectus/Statement of Additional Information Updates.

JPMorgan will prepare for review by Customer and its legal counsel post-effective amendments to the Registration Statement for annual update purposes and file with the SEC; prepare draft response to SEC comments and file response letter when a post-effective amendment includes material changes; prepare and file prospectus and statement of additional information stickers as required and coordinate printing and distribution thereof. For the avoidance of doubt, “filing” shall include coordination with the print vendor for the edgarization and filing of the applicable document.

2.	Disclosure Control Committee Meetings

If Customer has adopted Disclosure Controls and Procedures and has created a Disclosure Control Committee, JPMorgan will prepare the agenda and requisite certifications and attend meetings of the Disclosure Control Committee for the purpose of drafting the minutes thereof.

3.	Other Regulatory Filings.

(a)	Fidelity Bond: JPMorgan shall obtain a copy of Customer’s fidelity bond from Customer’s insurance broker, and prepare and file with the SEC annually.

(b)

Form N-PX: JPMorgan shall obtain the Funds’ proxy voting record information from the vendor designated by Customer, prepare a draft Form N-PX for review by Customer and act as liaison with Customer’s financial printer with respect to its filing.

4.	Additional Regulatory Services

Prepare the materials for and attend shareholder meetings (including preparation of the proxy statement, notice and other solicitation materials and filing such materials with the SEC).

Prepare “off cycle” amendments to the Registration Statement, including those for new series, portfolios or classes, changes in advisory relationships, mergers and restructurings.

5.	Board Materials.

JPMorgan shall prepare for review by Customer and its legal counsel a production schedule, notice, agenda and all routine Board materials, including Board memoranda and resolutions, for regular quarterly Board meetings, special meetings and meetings of the Audit and Nominating and Governance committees and compile and distribute the materials to all necessary parties (including uploading such documentation into the Diligent Boardbooks system (if applicable)). An officer of JPMorgan will attend the Board meetings and draft the minutes thereof for review by Customer and its legal counsel. JPMorgan shall also provide Customer with a list of all follow-up items discussed at each meeting. JPMorgan shall maintain the minutes of all meetings in the corporate records of the Funds.

6.	Calendars.

JPMorgan shall maintain an annual calendar of Board and Committee meetings, board matters/approvals and all required SEC filings.

7.	Compliance Manuals

JPMorgan shall prepare a draft compliance manual for Customer’s review and approval and prepare and update drafts of Fund compliance procedures for Customer’s review and approval and shall maintain lists of authorized signers, affiliated brokers and prohibited securities lists.

E.	General Administration Services

1.	Board Materials.

JPMorgan will prepare or compile Fund performance, including after tax performance, and expense information, financial reports, and compliance data and information for inclusion in the regular quarterly Board meeting materials. JPMorgan shall prepare a report of the Administrator to be provided at each quarterly Board meeting, the form of which will be as agreed between JPMorgan and Customer.

2.	Dividend Distributions.

JPMorgan will calculate dividend distributions in accordance with the Funds’ distribution policies and assist the Investment Adviser in making final determinations of distribution amounts.

3.	Expense Accruals.

JPMorgan will prepare Fund or class expense projections, establish accruals and review on a monthly basis, including expenses based on a percentage of average daily net assets (e.g., management, advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (e.g. audit fees, registration fees, directors’ fees).

4.	Expense Payments.

Upon Instruction by Customer’s officer, JPMorgan will arrange for the payment of each Fund’s (or class’) expenses.

5.	Reports.

JPMorgan will report Fund performance to outside statistical service providers as instructed by the Investment Adviser.

6.	JPMorgan shall prepare, for review and approval by Customer, Form 1099-Misc.

7.	Chief Compliance Officer Support.

JPMorgan will provide annual representation letters in connection with Customer’s obligations under Rule 38a-1 under the 1940 Act and liaise with the Funds’ Chief Compliance Officer as necessary.

8.	SEC Examinations.

JPMorgan will provide support and coordinate communications and data collection of records and documents held by JPMorgan on the Funds’ behalf,

with respect to routine SEC regulatory examinations of the Funds.

9.	Non-Executive Officers.

JPMorgan will furnish appropriate non-executive officers for Customer, such as assistant treasurers and secretaries.

F.	Additional Services and Reports.

Additional services and non-standard reports are available by arrangement between Customer and JPMorgan under the terms and conditions of this Agreement. Examples of additional services include but are not limited to: (i) accelerated fiscal or excise tax reporting, (ii) assistance with IRS audits or audits by state taxing authorities, (iii) drafting of new funds prospectus/SAI, and (iv) specialized custom reporting. Additional services and non-standard reports will be subject to the Change Control processes set forth in Section 2.6 of the Agreement.

SCHEDULE 4

Services for Cayman Islands Entities

For each Customer that is a Cayman Islands entity listed on Schedule 1:

•	JPMorgan will provide the Accounting and NAV Calculation Services described in Schedule 2 (including Appendix A thereto).
•

The Portfolio Compliance Service for Customer will be the following: Subject to the timely availability of accurate data, JPMorgan will perform Section 18 asset segregation testing (within the meaning set forth in the 1940 Act) in accordance with the parameters and rules as agreed between Customer and JPMorgan.

•

The Tax Service for Customer will be the following: For review and approval by Customer, JPMorgan will prepare the subpart F income calculation at the frequency as agreed between Customer and JPMorgan, based on applicable IRS Rules and Regulations using the books and records of Customer, including (without limitation) any tax analysis that is necessary or required for preparing such calculation.

•

Except for the services specifically set forth in this Schedule, JPMorgan is not in any way obligated to perform any other services described in this Agreement to or for a Cayman Islands entity listed in Schedule 1.

Additional services for the Cayman Islands entities listed in Schedule 1 are available by arrangement between Customer and JPMorgan under the terms and conditions of this Agreement. The additional services will be subject to the Change Control processes set forth in Section 2.6 of the Agreement.

SCHEDULE         5

Electronic Access

1.

JPMorgan shall permit Customer and its Authorized Persons (as defined herein) to access electronically the applications and products of JPMorgan listed on Exhibit 1 to this Agreement (the “Products”). JPMorgan reserves the right to modify this Schedule 5 and, subject to the terms and conditions of the Agreement, the products and services available through the Products, upon notice to Customer. JPMorgan shall endeavor to give Customer reasonable notice of its termination or suspension of access under this Agreement to any Product, but may do so immediately upon written notice and, subject to the terms and conditions of the Agreement, to Customer if JPMorgan determines, in its sole discretion, that providing access to such Product would violate Applicable Law or that the security or integrity of such Product is at risk.

2.

In consideration of the fees paid by Customer to JPMorgan and subject to any applicable software license addendum in relation to JPMorgan owned or sublicensed software provided for a particular application and Applicable Law, JPMorgan grants to Customer on the terms of this Schedule 5 a non-exclusive license to use the Products and the information and data made available to Customer through the Products (the “Data”) for the sole use of Customer. Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein or any hyperlink or other reference to any such notice.

3.

The rights and obligations of the parties with respect to the provision of certain cash products and services via the Products shall also be governed, to the extent not governed by this Agreement, by JPMorgan’s terms and conditions relating to such products and services, as the same may be amended from time to time (the “Product Terms”). If and to the extent that there is a conflict between the Product Terms and this Schedule 5, the provisions of this Schedule 5 shall prevail.

4.

Customer acknowledges that there are certain security, corruption, transaction error and access availability risks associated with using open networks such as the internet, and Customer hereby expressly assumes such risks. Customer shall make its own independent assessment of the adequacy of the internet and of the security procedures made available by JPMorgan. Customer acknowledges and agrees that the selection and use by it of third party security and communications software and third party service providers is the sole responsibility of Customer, and JPMorgan disclaims all risks related thereto, notwithstanding that JPMorgan may recommend certain security and/or communication software packages. All such software must be interoperable with JPMorgan’s software. Each of Customer and JPMorgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

5.

Notwithstanding the other provisions of the Agreement, JPMorgan shall not be liable for any Liabilities arising out of the use or unavailability of JPMorgan’s web site or any means provided by JPMorgan of accessing the Products through

JPMorgan’s web site in the absence of JPMorgan’s fraud, gross negligence or willful misconduct.

6.

Customer shall not use the Products to transmit (i) any virus, worm, or destructive element or any programs or data that may be reasonably expected to interfere with or disrupt the Products or servers connected to the Products; (ii) material that violates the rights of another, including but not limited to the intellectual property rights of another; and (iii) “junk mail”, “spam”, “chain letters” or unsolicited mass distribution of e-mail.

7.

Customer shall promptly and accurately designate in writing to JPMorgan the geographic location of its users from time to time. Customer further represents and warrants to JPMorgan that Customer shall not access the service from any jurisdiction which JPMorgan informs Customer or where Customer has actual knowledge that the service is not authorized for use due to local regulations or laws. Prior to submitting any document which designates the persons authorized to act on Customer’s behalf, Customer shall obtain from each individual referred to in such document all necessary consents to enable JPMorgan to process the data set out therein for the purposes of providing the Products.

8.	For purposes of this Schedule 5, the term “Customer” shall include the Investment Adviser.

9.	Customer shall be responsible for the compliance of its Authorized Persons with the terms of this Schedule 5.

EXHIBIT    1

Products

JPMorgan Access

SCHEDULE    6

Remuneration

[To be agreed by the parties]